Exhibit 99.4

December 21, 2010

NASDAQ OMX Announces Closing of $370 Million Senior Notes Offering

New York, December 21, 2010 – The NASDAQ OMX Group, Inc. (NASDAQ:NDAQ) today announced that it closed an underwritten public offering of $370 million aggregate principal amount of 5.250% Senior Notes due 2018.

NASDAQ OMX applied the net proceeds from the notes offering to repay senior unsecured indebtedness that it incurred to finance the purchase of approximately 22.8 million shares of NASDAQ OMX’s common stock, $0.01 par value per share, from Borse Dubai Limited.

J.P. Morgan Securities LLC is the sole bookrunner of the notes offering.

The offering was made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission. A prospectus supplement and accompanying prospectus describing the terms of this offering were filed with the SEC. Copies of the prospectus supplement and the accompanying base prospectus may be obtained at no cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, J.P. Morgan Securities LLC can arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC at the following collect number: 1-212-834-4533.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About NASDAQ OMX

The NASDAQ OMX Group, Inc. is the world’s largest exchange company. It delivers trading, exchange technology and public company services across six continents, with approximately 3,600 listed companies. NASDAQ OMX Group offers multiple capital raising solutions to companies around the globe, including its U.S. listings market; NASDAQ OMX Nordic, including First North, NASDAQ OMX Baltic and the U.S. 144A sector. The company offers trading across multiple asset classes including equities, derivatives, debt, commodities, structured products and ETFs. NASDAQ OMX Group technology supports the operations of over 70 exchanges, clearing organizations and central securities depositories in more than 50 countries. NASDAQ OMX Nordic and NASDAQ OMX Baltic are not legal entities but describe the common offering from NASDAQ OMX Group exchanges in Helsinki, Copenhagen, Stockholm, Iceland, Tallinn, Riga, and Vilnius.

Cautionary Note Regarding Forward-Looking Statements

The matters described herein may contain forward-looking statements that are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about NASDAQ OMX’s senior notes offering. We caution that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements involve a number of risks, uncertainties or other factors beyond NASDAQ OMX’s control. These factors include, but are not limited to, factors detailed in NASDAQ OMX’s annual report on Form 10-K, and periodic reports filed with the U.S. Securities and Exchange Commission. We undertake no obligation to release any revisions to any forward-looking statements.

CONTACT:	The NASDAQ OMX Group, Inc.

Media Contact:
Frank De Maria
+1 212 231 5183
frank.demaria@nasdaqomx.com

Investor Contact:
Vincent Palmiere
+1 301 978 5242
Vincent.palmiere@nasdaqomx.com